FOR IMMEDIATE RELEASE
                                              Contact: Ross A. Benavides
                                                       Chief Financial Officer
                                                      (713) 860-2528


               GENESIS ENERGY, L.P. REPORTS THIRD QUARTER RESULTS


         November 3, 2005 - Genesis Energy, L.P. (AMEX:GEL) reported today a net loss for the third quarter of 2005 of $596,000, or $0.06 per unit. Net income for the nine months of 2005 was $2,917,000, or $0.31 per unit.

         Mark Gorman, President and CEO said "We are pleased with the results for the quarter. We expected a weaker than normal performance for the third and fourth quarters of 2005 due to the previously discussed initiative to make repairs and capital expenditures on the Mississippi pipeline system as a result of federally mandated pipeline integrity management programs (IMP). At this point we believe we are ahead of schedule and expect costs for the Mississippi IMP to be less than we previously expected. In addition to meeting these requirements, we have substantially completed our objective to place the Mississippi pipeline in condition to handle expected future throughput growth.

         Results for the third quarter of 2005 were modestly affected by the hurricanes that hit the Gulf Coast during the third quarter of 2005. We suffered minimal direct damage from the hurricanes. However, power outages and damage to third parties' facilities created brief disruptions to our crude oil gathering and pipeline operations, as well as our wholesale CO2 operations.

         We are on track for meeting our objectives for 2005. The Mississippi pipeline integrity management program work is substantially complete, on time, and under our expected cost. We have made $31 million in acquisitions year to date. The acquisition we made during the second quarter of a 50% interest in a syngas manufacturing facility has added $823,000 to Available Cash before Reserves so far in 2005. We also purchased a third volumetric production payment from Denbury Resources in October 2005 for $14.4 million that we expect will add $3.2 million annually to Available Cash in the future.

         During the third quarter, we generated Available Cash before Reserves, a non-GAAP measure, of $1.2 million or $0.12 per unit, and drew upon reserves established in prior periods to declare a distribution of $1.5 million or $0.16 per unit for the third quarter of 2005. This distribution is a $0.01 per unit, or 6.7 percent, increase over our second quarter distribution."

         Financial Results

         Genesis recorded a loss for the third quarter of 2005 of $0.6 million, or $0.06 per unit, compared to a third quarter 2004 loss of $0.4 million, or $0.04 per unit.

         For the nine month period, Genesis generated net income for 2005 of $2.9 million, or $0.31 per unit, with $2.6 million of income, or $0.28 per unit, from continuing operations and income of $0.3 million, or $0.03 per unit from discontinued operations. In the comparable period in 2004, Genesis's experienced a loss of $0.3 million, or $0.03 per unit, with continuing operations breaking even and discontinued operations generating the loss.

        The following table presents selected financial information by segment for the three month and nine month reporting periods for continuing operations:

                                                        Crude Oil
                                                     Gathering and      Pipeline         CO2
                                                        Marketing   Transportation      Sales        Total
                                                     -------------  --------------   ----------      ------
                                                                           (in thousands)
Three Months Ended September 30, 2005
Revenues:
External customers                                     $ 291,074       $   5,989      $  2,523     $ 299,586
Intersegment                                                   -             991             -           991
                                                       ---------       ---------      --------     ---------
Total revenues of reportable segments                  $ 291,074       $   6,980      $  2,523     $ 300,577
                                                       =========       =========      ========     =========
Segment margin excluding depreciation
   and amortization (a)                                $   1,053       $   1,885      $ 1,680      $   4,618
Capital expenditures                                   $      38       $     555      $     -      $     593
Maintenance capital
   expenditures                                        $       7       $     407      $     -      $     414

Three Months Ended September 30, 2004
Revenues:
External customers                                     $ 244,377       $   2,877      $ 2,295      $  249,549
Intersegment                                                   -           1,187            -           1,187
                                                       ---------       ---------      -------      ----------
Total revenues of reportable segments                  $ 244,377       $   4,064      $ 2,295      $  250,736
                                                       =========       =========      =======      ==========
Segment margin excluding depreciation
   and amortization (a)                                $     948       $   2,601      $ 1,543      $    5,092
Capital expenditures                                   $      56       $   4,173      $ 4,723      $    8,952
Maintenance capital
   expenditures                                        $      56       $     161      $     -      $      217

Nine Months Ended September 30, 2005
Revenues:
External customers                                     $ 785,774       $  18,579      $ 7,371      $  811,724
Intersegment                                                   -           2,597            -           2,597
                                                       ---------       ---------      -------      ----------
Total revenues of reportable segments                  $ 785,774       $  21,176      $ 7,371      $  814,321
                                                       =========       =========      =======      ===========
Segment margin excluding depreciation
   and amortization (a)                                $  2,391        $   7,136      $ 4,962      $   14,489
Capital expenditures                                   $    315        $   5,157      $     -      $    5,472
Maintenance capital
   expenditures                                        $     55        $   1,070      $     -      $    1,125

Nine Months Ended September 30, 2004
Revenues:
External customers                                     $ 663,245       $   9,346      $ 6,275      $  678,866
Intersegment                                                   -           2,889            -           2,889
                                                       ---------       ---------      -------      ----------
Total revenues of reportable segments                  $ 663,245       $  12,235      $ 6,275      $  681,755
                                                       =========       =========      =======      ==========
Segment margin excluding depreciation
   and amortization (a)                                $  3,898        $   6,111      $ 4,244      $   14,253
Capital expenditures                                   $    131        $   5,577      $ 4,723      $   10,431
Maintenance capital
   expenditures                                        $    131        $     496      $     -      $      627


(a) Segment margin was calculated as revenues less cost of sales and operating expenses. A reconciliation of segment margin to income from continuing operations is presented for periods presented in the tables at the end of this release.

        Segment margin from continuing crude oil gathering and marketing activities was $1.1 million for the 2005 third quarter, an increase of $0.1 million from the 2004 period. The primary factor increasing segment margin between the two periods was increased margins between purchases and sales of crude oil. Increased field operating costs partially offset the higher margin. Higher field costs were due primarily to increases in fuel costs and personnel costs.

        For the nine month periods, segment margin from crude oil gathering and marketing decreased $1.5 million in 2005 as compared to the prior period. The reduced segment margin in the first nine months of 2005 was due primarily to an increase in field costs of $2.4 million. Higher fuel and personnel costs, a $0.4 million accrual for our share of the expected costs for the environmental remediation of a site we no longer operate, and the addition in the third quarter of 2004 of five more leased vehicles were responsible for the increase for the nine-month period. These increased costs were offset slightly by credit cost reductions and increased margins from purchasing and transporting crude oil.

        Pipeline transportation segment margin from continuing operations was $1.9 million for the third quarter of 2005, as compared to $2.6 million for the 2004 period. An increase in pipeline operating costs was responsible for the decrease. This cost increase was due primarily to expenditures related to pipeline integrity repairs. Partially offsetting the cost increases were greater revenues from the sale of crude oil from volumetric gains resulting from higher crude oil prices. Additionally, the 2005 quarter included segment margin from the CO2 pipeline segment constructed in 2004 and from natural gas gathering pipelines acquired during the first quarter of 2005.

        Segment margin from our pipeline operations increased $1.0 million between the nine month periods. Higher tariffs on the Mississippi System in the 2005 period and greater revenues from volumetric gains added $2.3 million to revenues, with an increase in pipeline operating costs of $1.3 million reducing the increase in segment margin to $1.0 million.

        Segment margin from CO2 sales activities in the 2005 three and nine month periods was $1.7 million and $5.0 million, respectively, as compared to $1.5 million and $4.2 million for the three and nine month periods in 2004, respectively. The additional volumetric production payment acquired in the third quarter of 2004 provided most of this margin increase.

         General and administrative expenses increased by $0.6 million during the 2005 third quarter as compared to the 2004 period. During the 2005 quarter, Genesis recorded a $0.8 million non-cash charge to account for its employee stock appreciation rights program that was implemented in 2003. This charge resulted from an increase in Genesis' unit price. In the second quarter of 2004, the unit price was the same as the unit price at the prior quarter end. Other general and administrative expenses decreased by $0.1 million.

        General and administrative expenses decreased by $1.3 million during the 2005 nine-month period as compared to the 2004 period principally due to the accrual related to the stock appreciation rights plan. In the 2004 period our unit market price increased, requiring us to record a charge of $0.6 million. In
2005, the decrease in our unit price resulted in a credit to general and administrative expenses of $0.5 million.

         In the first nine months of 2005, we disposed of idle assets for $1.6 million, generating $0.8 million of gain. The assets sold included pipelines that were idled in 2002 and 2003. $0.3 million of this gain is reflected as discontinued operations.

         On April 1, 2005, we acquired a 50% interest in T&P Syngas. Our equity in the earnings of T&P Syngas for the six months that we have owned our interest, net of the amortization of our purchase price over our share of the equity of T&P Syngas, was $0.3 million.

         Interest costs were $0.7 million more in the 2005 nine month period due to higher debt balances from borrowings to make acquisitions. Additionally market interest rates were higher in 2005.

         Genesis paid distributions of $0.15 per unit for both the first and second quarters of 2005. For the third quarter of 2005, Genesis has increased the regular quarterly distribution to $0.16 per unit, payable in November 2005. This distribution is a $0.01 per unit, or 6.7 percent increase over our second quarter distribution. Genesis generated Available Cash before reserves (a non-GAAP measure) of $1.2 million during the third quarter of 2005 and $7.1 million during the first nine months of 2005. For the first half of 2005, we generated Available Cash before Reserves of $5.9 million or $0.62 per unit, which exceeded our distributions of $2.9 million or $0.30 per unit by $3.0 million or $0.32 per unit. (Please see the accompanying schedules for a reconciliation of Available Cash, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

         Available Cash

         Several adjustments to net income are required to calculate Available Cash. The calculation of Available Cash before reserves for the quarter ended September 30, 2005 is as follows (in thousands):

Net loss                                                          $        (596)
Depreciation and amortization expense                                     1,601
Cash in excess of gain on asset sales                                        92
Cash  from  direct  financing  leases in excess of income
      recorded                                                              125
Effect of cash distributions from T&P Syngas                                502
Non-cash credit for incentive compensation plan and
      other non-cash items                                                 (145)
Maintenance capital expenditures                                           (414)
                                                                   -------------
Available Cash before reserves                                    $       1,165
                                                                   =============

         Available Cash (a non-GAAP liquidity measure) has been reconciled to cash flow from operating activities (the GAAP measure) for the three and nine months ended September 30, 2005 in the financial tables below.

         Earnings Conference Call

         Genesis Energy, L.P. will broadcast its Earnings Conference Call on Thursday, November 3, 2005, at 2:00 p.m. Central time. This call can be accessed at www.genesiscrudeoil.com.

Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 sales business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

                               (tables to follow)


                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)


                                                              Three Months Ended           Three Months Ended
                                                              September 30, 2005           September 30, 2004
                                                              ------------------           ------------------

Revenues                                                        $      300,577                $     250,736
Cost of sales                                                          295,959                      245,644
General & administrative expenses                                        3,210                        2,639
Depreciation and amortization expense                                    1,601                        2,599
(Gain) loss from disposals of surplus assets                               (84)                          10
                                                                --------------                -------------
    OPERATING LOSS                                                        (109)                        (156)
Equity in earnings of investment in T&P Syngas Supply
    Company                                                                  8                            -
Interest, net                                                             (540)                        (203)
                                                                --------------                -------------
Loss from continuing operations                                           (641)                        (359)
Gain (loss) from discontinued operations                                    45                          (35)
                                                                --------------                -------------
NET LOSS                                                        $         (596)               $        (394)
                                                                ==============                =============

NET LOSS PER COMMON UNIT - BASIC AND DILUTED
    Continuing operations                                       $        (0.06)               $       (0.04)
    Discontinued operations                                               0.00                         0.00
                                                                --------------                -------------
Net Loss Per Common Unit - Basic and Diluted                    $        (0.06)               $       (0.04)
                                                                ==============                =============

Continuing Operations Volumes:
Crude oil wellhead barrels per day                                      37,213                       46,676
Total gathering and marketing barrels per day                           51,639                       61,919
Crude oil pipeline barrels per day                                      60,164                       57,544
CO2 sales Mcf per day                                                   51,386                       48,634




                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)



                                                               Nine Months Ended            Nine Months Ended
                                                              September 30, 2005           September 30, 2004
                                                              ------------------           ------------------

Revenues                                                        $      814,321                $     681,755
Cost of sales                                                          799,832                      667,502
General & administrative expenses                                        6,536                        7,825
Depreciation and amortization expense                                    4,695                        5,773
Gains from disposals of surplus assets                                    (482)                         (65)
                                                                ---------------               -------------
    OPERATING INCOME                                                     3,740                          720
Equity in earnings of investment in T&P Syngas Supply
    Company                                                                260                            -
Interest, net                                                           (1,401)                        (701)
                                                                --------------                -------------
Income from continuing operations                                        2,599                           19
Income (loss) from discontinued operations                                 318                         (319)
                                                                --------------                -------------
NET INCOME (LOSS)                                               $        2,917                $        (300)
                                                                ==============                =============

NET INCOME (LOSS) PER COMMON UNIT - BASIC AND DILUTED
    Continuing operations                                       $         0.28                $        0.00
    Discontinued operations                                               0.03                        (0.03)
                                                                --------------                -------------
Net Income (Loss) Per Common Unit - Basic and Diluted           $         0.31                $       (0.03)


Continuing Operations Volumes:
Crude oil wellhead barrels per day                                      39,818                       48,078
Total gathering and marketing barrels per day                           55,211                       62,556
Crude oil pipeline barrels per day                                      61,690                       64,402
CO2 sales Mcf per day                                                   50,094                       44,337



                              Genesis Energy, L.P.
                 Summary Consolidated Balance Sheets - Unaudited
                                 (in thousands)


                                                              September 30, 2005            December 31, 2004
                                                              ------------------            -----------------

ASSETS
Cash                                                            $        2,149                $       2,078
Accounts receivable                                                     95,420                       69,321
Inventories                                                              4,825                        1,866
Other current assets                                                     5,062                        4,131
                                                                --------------                -------------
     Total Current Assets                                              107,456                       77,396
Net property                                                            34,064                       33,786
CO2 contracts                                                           24,327                       26,344
Investment in T&P Syngas Supply Company                                 13,365                            -
Other assets                                                             7,407                        5,628
                                                                --------------                -------------
     Total Assets                                               $      186,619                $     143,154
                                                                ==============                =============


LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                                $      101,542                $      75,415
Accrued liabilities                                                      7,895                        6,523
                                                                --------------                -------------
     Total Current Liabilities                                         109,437                       81,938
Long-term debt and other liabilities                                    32,786                       15,460
Minority interest                                                          517                          517
Partners' capital                                                       43,879                       45,239
                                                                --------------                -------------
   Total Liabilities and Partners' Capital                      $      186,619                $     143,154
                                                                ==============                =============



                              Genesis Energy, L.P.
            Summary Consolidated Statements of Cash Flows - Unaudited
                                 (in thousands)


                                                               Nine Months Ended            Nine Months Ended
                                                              September 30, 2005           September 30, 2004
                                                              ------------------           ------------------

Net income (loss)                                               $        2,917                $        (300)
Adjustments to reconcile net income to cash provided by
   operating activities:
   Depreciation and amortization                                         4,695                        5,773
   Amortization of credit facility issuance costs                          279                          289
   Amortization of unearned income                                        (521)                           -
   Cash received from direct financing leases                              890                            -
   Change in fair value of derivatives                                  (1,101)                         (16)
   Gains on asset disposals                                               (800)                         (65)
   Other non-cash items                                                     23                          564
   Changes to components of working capital                             (2,139)                      (1,966)
                                                                --------------                -------------
Net cash provided by operating activities                                4,243                        4,279
                                                                --------------                -------------

Additions to property and equipment and other assets                   (18,792)                      (9,208)
Proceeds from sales of assets                                            1,581                           82
Distributions from T&P Syngas Supply in excess of earnings                  53                            -
Other, net                                                                (209)                           -
                                                                --------------                -------------
Net cash used in investing activities                                  (17,367)                      (9,126)
                                                                --------------                -------------

Net borrowings (repayments) of debt                                     17,300                        8,000
Distributions to partners                                               (4,277)                      (4,278)
Credit facility issuance fees                                                -                         (839)
Other, net                                                                 172                            -
                                                                --------------                -------------
Net cash provided by financing activities                               13,195                        2,883
                                                                --------------                -------------

Net increase (decrease) in cash and cash equivalents                        71                       (1,964)
Cash and cash equivalents at beginning of period                         2,078                        2,869
                                                                --------------                -------------
Cash and cash equivalents at end of period                      $        2,149                $         905
                                                                ==============                =============


                              Genesis Energy, L.P.
                                 Reconciliations


SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION RECONCILIATION TO
OPERATING INCOME FROM CONTINUING OPERATIONS


                                                              Three Months Ended           Three Months Ended
                                                              September 30, 2005           September 30, 2004
                                                              ------------------           ------------------
                                                                                (in thousands)
Segment margin excluding depreciation and amortization          $        4,618                $       5,092
General & administrative expenses                                        3,210                        2,639
Depreciation and amortization expense                                    1,601                        2,599
(Gain) loss from disposals of surplus assets                               (84)                          10
                                                                --------------                -------------
    Operating loss from continuing operations                   $         (109)               $        (156)
                                                                ==============                =============

                                                               Nine Months Ended            Nine Months Ended
                                                              September 30, 2005           September 30, 2004
                                                              ------------------           ------------------
                                                                                (in thousands)
Segment margin excluding depreciation and amortization          $       14,489                $      14,253
General & administrative expenses                                        6,536                        7,825
Depreciation and amortization expense                                    4,695                        5,773
Gains from disposals of surplus assets                                    (482)                         (65)
                                                                --------------                -------------
    Operating income from continuing operations                 $        3,740                $         720
                                                                ==============                =============


                GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

                                                              Three Months Ended            Nine Months Ended
                                                              September 30, 2005           September 30, 2005
                                                              ------------------           ------------------
                                                                                (in thousands)

Net cash flow provided by operating activities (GAAP measure)   $        5,098               $        4,243
Adjustments to reconcile net cash flow provided by
   operating activities to Available Cash before reserves:
    Maintenance capital expenditures                                      (414)                      (1,125)
    Proceeds from asset sales                                              221                        1,581
    Amortization of credit facility issuance costs                         (92)                        (279)
    Cash effects of stock appreciation rights plan                          (9)                         (59)
    Effect of cash distributions from T&P Syngas                           250                          563
    Net effect of changes in operating accounts not
      included in calculation of Available Cash before
      reserves                                                          (3,889)                       2,139
                                                                --------------                -------------
Available Cash before reserves (non-GAAP measure)               $        1,165                $       7,063
                                                                ==============                =============


         Genesis believes that investors benefit from having access to the same financial measures being utilized by management.

         Segment margin forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment margin is operating income.

         We define segment margin as revenues less costs of sales and operating expenses, plus the adjustments for the effects of derivative instruments. This measure is exclusive of depreciation and amortization, general and administrative expenses, and any gains or losses on asset disposals. It also excludes the effects of minority interests and the cumulative effect of any accounting changes.

         Available Cash is a liquidity measure used by management to compare cash flows generated by the Partnership to the cash distribution paid to the limited partners and the general partner. This is an important financial measure to the public unitholders since it is an indicator of the Partnership's ability to provide a cash return on their investment. Specifically, this financial measure tells investors whether or not the Partnership is generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

                                      # # #